AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) is executed as of June 7, 2013 and is made to that certain Purchase Agreement (the “Purchase Agreement”), dated as of February 18, 2013, by and between Cytomedix, Inc., a Delaware corporation, (the “Company”), and Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Investor”). The Company and the Investor are referred to collectively as the Parties and individually as a Party. Terms used as defined terms herein and not otherwise defined shall have the meanings provided thereto in the Purchase Agreement.

RECITALS

WHEREAS, on February 18, 2013, the Company and the Investor entered into the Purchase Agreement; and

WHEREAS, Section 12(o) provides, in pertinent part, that no provision of the Purchase Agreement may be amended or waived by the parties from and after the date that is a business day immediately preceding the initial filing of the Registration Statement with the SEC, and, subject to the immediately preceding sentence, no provision of this Purchase Agreement may be amended other than by a written instrument signed by both parties thereto; and

WHEREAS, the parties to the Purchase Agreement wish to amend certain terms of the Purchase Agreement as set forth below, and a Registration Statement has not been filed with the SEC.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Section 2 of the Purchase Agreement is hereby amended and modified by adding Section 2(f) set forth below to read in its entirety as follows:

(f) Compliance with Rules of Principal Market.

(i) Exchange Cap. Subject to Section 2(f)(ii) below, the Company shall not issue or sell any shares of Common Stock pursuant to this Agreement, and the Investor shall not purchase or acquire any shares of Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued pursuant to this Agreement would exceed the maximum number of shares of Common Stock that the Company may issue pursuant to this Agreement (taking into account all shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of The NASDAQ Stock Market or any other Principal Market on which the Common Stock may be listed or quoted) without (1) breaching the Company’s obligations under the applicable rules of The NASDAQ Stock Market or any other Principal Market on which the Common Stock may be listed or quoted or (2) obtaining stockholder approval under the applicable rules of The NASDAQ Stock Market or any other Principal Market on which the Common Stock may be listed or quoted (the “Exchange Cap”), unless and until the Company elects to solicit stockholder approval of the transactions contemplated by this Agreement and the stockholders of the Company have in fact approved the transactions contemplated by this Agreement in accordance with the applicable rules and regulations of The NASDAQ Stock Market, any other Principal Market on which the Common Stock may be listed or quoted, and the Restated Certificate of Formation and By-laws of the Company. For the avoidance of doubt, the Company may, but shall be under no obligation to, request its stockholders to approve the transactions contemplated by this Agreement; provided, that if stockholder approval is not obtained in accordance with this Section 2(f)(i), the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all times during the term of this Agreement (except as set forth in Section 2(f)(ii) below).

(ii) At-Market Transaction. Notwithstanding Section 2(f)(i) above, the Exchange Cap shall not be applicable for any purposes of this Agreement and the transactions contemplated hereby, solely to the extent that (and only for so long as) the Average Price shall equal or exceed the Base Price (it being hereby acknowledged and agreed that the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all other times during the term of this Agreement, unless the stockholder approval referred to in Section 2(f)(i) is obtained).

(iii) General. The Company shall not issue any shares of Common Stock pursuant to this Agreement if such issuance would reasonably be expected to result in a breach of the rules and regulations of The NASDAQ Stock Market or any other Principal Market on which the Common Stock may be listed or quoted. The provisions of this Section 2(f) shall be implemented in a manner otherwise than in strict conformity with the terms hereof only if necessary to ensure compliance with the rules and regulations of The NASDAQ Stock Market or any other Principal Market on which the Common Stock may be listed or quoted. As used in this Section 2(f), “Average Price” means a price per Purchase Share (rounded to the nearest tenth of a cent) equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Purchase Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Purchase Shares issued pursuant to this Agreement. “Base Price” means a price per Purchase Share equal to the sum of (i) the Signing Market Price and (ii) $0.0182 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction that occurs on or after the date of this Amendment). “Signing Market Price” means $0.49, representing the consolidated closing bid price of the Common Stock on The NASDAQ Capital Market on the Business Day immediately preceding the date of this Amendment.

2. Section 4(d) of the Purchase Agreement is hereby amended, modified and restated in its entirety to read as follows:

“(d) Issuance of Securities. Upon issuance and payment thereof in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. 10,000,000 shares of Common Stock have been duly authorized and reserved for issuance upon purchase under this Agreement as Purchase Shares. 375,000 shares of Common Stock (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) have been duly authorized and reserved for issuance as Additional Commitment Shares (as defined below in Section 5(e)) in accordance with this Agreement. When issued in accordance with this Agreement, the Commitment Shares shall be validly issued, fully paid and non-assessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.”

3. Section 8(g) of the Purchase Agreement is hereby amended, modified and restated in its entirety to read as follows:

“(g) As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, (A) solely for the purpose of effecting purchases of Purchase Shares hereunder, 10,000,000 shares of Common Stock and (B) as Additional Commitment Shares in accordance with Section 5(e) hereof, 375,000 shares of Common Stock;”

4. Section 10 of the Purchase Agreement is hereby amended and modified by adding Section 10(i) set forth below to read in its entirety as follows:

“(i) if at any time after the Commencement Date, the Exchange Cap is reached (to the extent such Exchange Cap is applicable pursuant to Section 2(f) hereof).”

All other terms and conditions of the Purchase Agreement shall remain unchanged and in full force and effect and the terms of and provisions of Section 12 of the Purchase Agreement are hereby incorporated by reference herein.

IN WITNESS WHEREOF, the Investor and the Company have caused this Amendment to be duly executed as of the date first written above.

THE COMPANY:

CYTOMEDIX, INC.

By:	/s/ Martin P. Rosendale
Name:	Martin P. Rosendale
Title:	Chief Executive Officer

INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC
BY: LINCOLN PARK CAPITAL, LLC
BY: ALEX NOAH INVESTORS, INC.

By:	/s/ Jonathan Cope
Name:	Jonathan Cope
Title:	President